Exhibit (p)(3)

Appendix B

Code of Ethics

Investment Adviser Code of Ethics

UBS Asset Managers of Puerto Rico

(a department of UBS Trust Company of Puerto Rico)

Standard of Conduct

•

The Code of Ethics establishes standards of conduct that apply to all employees of UBS Asset Managers of Puerto Rico, a department of UBS Trust Company of Puerto Rico, and reflect the fiduciary obligation to its clients.

•	It also addresses conflicts of interest associated with the personal trading activities of employees.

•

As an investment adviser, the firm has a fiduciary duty to act in the best interests of its clients, and we require all employees to strictly observe federal securities laws with an awareness of the underlying ethical principles.

•	All employees must conduct their personal securities transactions so as to avoid any conflict of interest or abuse of their position of trust and responsibility.

•

Employees who have access to nonpublic information regarding clients’ securities purchases and sales must comply with specific requirements relating to purchases of initial public offerings and private placements and to the reporting of personal securities transactions.

•	Employees of UBS Asset Managers of Puerto Rico are also subject to the UBS global and regional compliance policies and procedures.

Introduction

UBS Asset Managers of Puerto Rico (“UBSAM PR”) provides advisory services to various mutual fund portfolios registered with the US Securities and Exchange Commission as investment companies and, as such, is registered as an investment adviser under the Investment Advisers Act of 1940 (“the ’40 Act”). As a registered investment adviser (RIA), the UBSAM PR is required to adopt this Code of Ethics (“Code”) and provide it, and any subsequent amendments, to each employee. Each employee is responsible for acknowledging receipt of this Code and any subsequent amendments (on the form of acknowledgement of receipt form attached to this Code or its substantial equivalent whether manually or electronically acknowledged).

This Code has a dual purpose:

1.	To set forth standards of conduct that apply to all employees of the RIA and reflect the RIA’s fiduciary obligation to its clients; and

2.	To address conflicts of interest associated with the personal trading activities of employees defined under the ’40 Act as “access persons.”

Employees should be aware that violations of this Code may result in discipline, up to and including termination.

Employees are required to promptly report any suspected violation of this Code and may make such reports to their manager, next level manager or to one of the following:

•	The Chief Compliance Officer

•	The Legal Counsel

•	For accounting matters, any of the above people or the Company Secretary

•	For workplace responsibility matters, the HR Regional Head of Employee Relations

Employees may also contact the Whistleblowing Hotline at 1-888-968-4827, then press “1#” or submit a Whistleblowing Form; both enable employees to report anonymously if desired. Employees should visit the Whistleblowing website for additional information.

Standards of Business Conduct for All Employees

As an investment adviser, the UBSAM PR has a fiduciary duty to act in the best interests of its clients. All employees are required to uphold this duty and, therefore, must adhere to certain minimum standards of conduct and business practice. The Code of Business Conduct and Ethics of UBS details the Firm’s responsibilities in this regard. In addition to this Code and the Code of Business Conduct and Ethics of UBS, the Firm has a set of policies and procedures to which all employees must adhere and that are designed to assist employees in complying with relevant federal and state securities laws and the rules and regulations of the various self- regulatory organizations.

As described in the Code of Business Conduct and Ethics of UBS, all employees must remain committed to acting with the highest levels of integrity, which requires not only a strict observance of securities laws and regulations and the Firm’s policies that relate to them, but also an awareness and active support of the underlying ethical principles. Furthermore, all employees are expected to demonstrate loyalty to the Firm’s clients, professional treatment of competitors and their clients and respect and concern for fellow employees.

Employees should understand that applying these general principles to all conduct, whether or not the conduct is covered by a specific Firm policy or procedure, is essential to assisting the Firm in meeting its fiduciary obligations and maintaining a position of trust and confidence with respect to its clients.

Personal Securities Transactions of Access Persons

All employees must conduct their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

Because of its investment adviser status, UBSAM PR must require a subset of employees, who have access to nonpublic information regarding clients’ securities purchases and sales, to comply with specific requirements relative to: 1) purchases of initial public offerings and private placements; and 2) reporting of personal securities transactions. This subset of employees, defined as “access persons,” includes:

•	Fund Administration

•	Funds Operations

•	Paying and Transfer Agent

Additional employees may be deemed Access Persons depending upon their work location and responsibilities. The Compliance Department is responsible for notifying these employees of their “access person” status. Access Persons should also be aware of the limitations and restrictions on personal trading while in possession of inside information and should review the UBS Policy on Insider Trading (Policy 3-E-003664 which is incorporated by reference).

A. Purchases of Initial Public Offerings and Private Placements

As an investment adviser, UBSAM PR is required to maintain procedures for pre-clearing access persons’ purchases of private placements and securities sold as part of initial public offerings. Described below are the procedures that have been designed to comply with these requirements.

Private Placements

Employees have the opportunity to invest in private placements made available through the UBS Alternative Investments Group. All private placement investments for access persons made through the Alternative Investment Group must be pre-approved in writing by the Market Head/Branch Manager and/or Series 8 or 9/10 designee (“BOM”) of the office servicing their account. BOMs must evidence their pre- approval on the Investor Suitability Form and submit it to the Alternative Investment Group for review.

Detailed instructions on this process are located in the Alternative Investments section of the Transaction Products chapter of Branch Guidelines and Procedures (BGaP).

If the proposed investment is for an access person’s personal account (i.e., employee or employee-related account), the BOM is granting approval based on the determination that the access person’s proposed investment: (a) will not unfairly limit the ability of eligible clients of the Firm to participate in the proposed investment; and (b) does not present a material conflict with the interests of the Firm’s clients or the Firm.

All Firm employees, including access persons, who are contemplating investments in private placements offered outside of the Alternative Investment Group’s process, must adhere to the Firm’s prior approval procedures as outlined in the Firm’s Compliance Policy, Policy on Personal Investment.

Initial Public Offerings

The purchase of securities sold as part of an initial public offering is highly regulated and, as such, the Firm is subject to various rules that restrict certain individuals from participating in these types of investments. Specifically, in order to comply with FINRA rules, the Firm prohibits employee and employee- related accounts from participating in initial equity public offerings. The Firm’s Equity Syndicate Department may grant exceptions to this prohibition for offerings only where there is no risk that an employee’s participation will unfairly limit eligible clients from participating in the offering (e.g., offerings with an unlimited supply of shares, such as closed-end fund offerings).

B. Reporting Requirements

As an investment adviser, UBSAM PR is required to monitor the personal investment activity in access persons’ employee and employee-related accounts. In order to meet the applicable requirements, access persons must provide reports of their personal securities transactions and holdings to their manager at the following intervals:

1.	Within ten days of becoming an access person (on the attached person securities holdings form);

2.	Within 30 days following each calendar quarter (monthly transactions review conducted by the CCO; and

3.	Within 30 days following the end of the calendar year (on the UBS Affirmation Online Process).

ALL securities are reportable, with the exception of the following five categories of securities that appear to present little opportunity for improper trading:

•	Transactions and holdings in direct obligations of the Government of the United States;

•	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares of money market funds;

•

Transactions and holdings in shares of other types of open ended mutual funds registered in the U.S. where UBS Financial Services Inc. or its control affiliate does NOT act as the investment adviser or principal underwriter for the fund; and

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

As a general matter, these reporting and monitoring requirements are met by virtue of the Firm’s policy requiring managers to review the employee and employee-related account activity of their direct reports. In accordance with Firm policy, the Employee Compliance Account Review (“ECAR”) system is utilized by managers to review and sign-off on employee and employee-related account activity. To the extent a reportable security is not included in this review or the security is held outside the Firm, access persons must report the security to their manager using the Initial/Annual Holdings Report, as needed.

Please note that satisfying the reporting requirements outlined above does not alleviate an access person’s responsibility to comply with the pre-approval requirements for maintaining an account outside of the Firm or holding an investment that is not offered through the Firm as set forth in the UBS Financial Services Compliance Policy, Policy on Personal Investment.

Personal Securities Holdings

Access Persons, as defined in this Code, are required to disclose (1) any employee or employee-related account in which such Access Person have any beneficial ownership or the authority to make investments decisions and (2) any securities investments that are owned or in which a financial interest is held by any such Access Person and which are not listed on any account statements or report provided to the CCO. This includes, but is not limited to, investments in either street name or certificate form and held by broker-dealers, banks, financial institutions and issuers, including corporations, partnerships, trusts, and other entities. If an investment that is owned or in which a financial interest is held, does not fall into the categories set forth above or if the Access Person is unsure whether a security holding should be disclosed, the Access Person should consult with the CCO regarding whether the holding should be reported. The Access Person must made arrangements for the CCO to receive duplicate statements and confirmations of all the non-UBS accounts. Any new account opened after effecting any disclosure, must be disclosed immediately after opening to the CCO.

Access Person Name ________________________________________

___I have no accounts or securities to report at this time.

___I am the owner or co-owner or have a beneficial/financial interest in the following accounts

Account Number	Relationship	Account Name	Institution in which the account is held

___For investment accounts not maintained at UBS, I am including a copy of the latest account statement. I have arranged for duplicate statements to be sent to the CCO.

___I have other outside investments, which I have disclosed through the UBS Affirmation Online Process. (Note: New Hires must provide full disclosure of the outside investments in this form).

Name of Security/investment	Quantity	Value	Custodian

(Use a separate sheet, if necessary)

Access Person’s Attestation:

I certify that this form includes all my personal and related accounts, securities and investments for which I have beneficial interest. I will also inform the CCO immediately of any change to the information provided.

Name	Signature

Date

Acknowledgment of Receipt of Code of Ethics

I acknowledge that I have received the UBS Asset Managers of Puerto Rico Code of Ethics, and represent that:

A.	I have and will fully disclose the securities holdings in my Employee and/or Employee-Related Accounts.

B.

I will maintain all Employee Accounts and Employee-Related Accounts at UBS Financial Services, Inc. of PR (UBS FSIPR) or UBS Financial Services, Inc. (UBS FSI) except for accounts for which the CCO has provided written permission to maintain the account elsewhere and I will place all non-exempt trades through the UBS FSIPR or UBS FSI.

C.

I will obtain prior authorization for all Securities Transactions in each of my Employee Accounts and Employee Related Accounts, except for transactions exempt from pre-clearance under the Code of Ethics.

D.	I will report all Securities Transactions in each of my Employee Accounts and Related Accounts except for transactions exempt from reporting.

E.

I agree to disgorge and forfeit any profits on prohibited transactions, to the extent that the CCO determines, in his or her sole discretion, that the transaction was in contravention of the Code of Ethics.

F.	In the event that I violate any provision of the Code of Ethics, I agree to abide by any disciplinary action determined by the CCO in consultation with the UBS Legal Department.

G.	I will comply with the Code of Ethics in all respects.

Access Person:

Name	Signature

Date

B-1